Exhibit 99.1

Investor and Financial Contacts:

Eric Winzer

(760) 603-7200

Invitrogen Announces Offering of Convertible Notes

CARLSBAD, CA, February 12, 2004—Invitrogen Corporation (Nasdaq: IVGN) announced today that it plans to offer $450 million of senior convertible notes due 2024 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The Company also plans to grant the initial purchasers of the notes a 13-day option to purchase up to an additional $67.5 million aggregate principal amount of the notes.

Invitrogen plans to use a portion of the net proceeds from the sale of the notes to redeem its 5½% Convertible Subordinated Notes due 2007 in the aggregate principal amount of $172.5 million. The remaining balance of the net proceeds will be used for potential acquisitions and general corporate purposes, including the potential repayment of other outstanding debt.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The securities will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

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